Exhibit 99.1

Press Release                                         Source: Medi-Hut Co., Inc.

Medi-Hut Co., Inc. Announces the Federal Court's Decision Regarding Preliminary Injunction in Suit Involving Distribution Of Syntest
Thursday September 4, 5:03 pm ET

WALL TOWNSHIP, N.J.--(BUSINESS WIRE)--Sept. 4, 2003--Medi-Hut Co., Inc. (the "Company" or "Medi-Hut") announced today that the United States District Court for the Eastern District of New York had denied the Company's request for a preliminary injunction against Syntho Pharmaceuticals, Inc. ("Syntho"), Breckenridge Pharmaceuticals, Inc. ("Breckenridge") and other defendants. The Company had sought a preliminary injunction against Syntho, Breckenridge and the other defendants to prevent Syntho from selling the Syntest hormone replacement product to anyone other than the Company. In denying the Company's request for a preliminary injunction, the court ruled that the Company had an adequate remedy in monetary damages. The Company is continuing the remainder of its action against Syntho, Breckenridge and the other defendants and is seeking monetary damages for the alleged wrongful actions of the defendants regarding the Company's exclusive contract for the distribution of Syntest. David LaVance, President and Chief Executive Officer of Medi-Hut, commented that: "While we are disappointed not to have obtained an injunction, we are encouraged by that court's written opinion as to our ability to recover monetary damages. We intend to pursue this litigation and the recovery of monetary damages vigorously."

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

__________________
Contact:
         Medi-Hut Co., Inc., Wall Township
         Tom Gifford, 732-919-2799, Ext. 1719
         Fax: 732-919-2798

__________________
Source: Medi-Hut Co., Inc.